Exhibit 99.1

April 22, 2026
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports First Quarter 2026 Revenue and Earnings
First Quarter results include negative impacts from the following items:
•$0.05-0.06 per share estimated impact of severe weather disruption and sharp increase in fuel prices
•$0.08 per share impact to claims cost primarily related to unfavorable arbitration award on 2022 claim
•$0.02 per share due to adverse decision on VAT reimbursement in Mexico from prior tax years

Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or the "Company"), one of the largest and most diversified freight transportation companies, operating the largest full truckload fleet in North America, today reported first quarter 2026 net loss attributable to Knight-Swift of $1.3 million and Adjusted Net Income Attributable to Knight-Swift1 of $14.3 million. GAAP (loss) earnings per diluted share for the first quarter of 2026 were $(0.01), compared to $0.19 for the first quarter of 2025. Adjusted EPS1 was $0.09 for the first quarter of 2026, compared to $0.28 for the first quarter of 2025.
The current quarter GAAP and non-GAAP results include $18.0 million of expense for claims development in our less-than-truckload (LTL) segment, primarily related to an adverse arbitration ruling on a 2022 claim, $4.1 million of expense in our Truckload segment for an adverse decision on VAT reimbursement in Mexico for prior tax years, and an estimated $12.0 to $14.0 million negative impact across our business segments from volume and cost headwinds from severe winter weather disruptions and sharply rising fuel prices during the quarter.

Key Financial Highlights
During the first quarter of 2026, consolidated total revenue was $1.9 billion, a 1.4% increase from the first quarter of 2025, while consolidated revenue, excluding truckload and LTL fuel surcharge, was essentially flat. Consolidated operating income was $28.6 million, a decrease of $38.1 million compared to the same quarter last year. Adjusted Operating Income was $49.8 million, a $36.8 million decrease year-over-year. The decline in both measures was primarily due to the items noted above. The consolidated operating ratio for the quarter was 98.5%, and the Adjusted Operating Ratio1 was 97.0%.

	Quarter Ended March 31
	2026	2025	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,850,223	$1,824,362	1.4%
Revenue, excluding truckload and LTL fuel surcharge	$1,638,032	$1,632,963	0.3%
Operating income	$28,584	$66,663	(57.1)%
Adjusted Operating Income [1]	$49,826	$86,580	(42.5)%
Net (loss) income attributable to Knight-Swift	$(1,317)	$30,639	(104.3)%
Adjusted Net Income Attributable to Knight-Swift [1]	$14,262	$45,372	(68.6)%
(Loss) earnings per diluted share	$(0.01)	$0.19	(105.3)%
Adjusted EPS [1]	$0.09	$0.28	(67.9)%

1See GAAP to non-GAAP reconciliation in the schedules following this release.
•Truckload — Revenue, excluding fuel surcharge, flat year-over-year as a 1.4% improvement in revenue per loaded mile, excluding fuel surcharge and intersegment transactions, largely offset a 1.8% decline in loaded miles. Adjusted Operating Ratio of 96.3% as severe weather and sharply rising fuel prices pressured volumes and cost in the quarter, but fundamentals improved progressively throughout the quarter as the freight market tightened.
•LTL — Revenue, excluding fuel surcharge, increased 2.6% year-over-year as tonnage per day grew 4.1% on a 5.2% increase in weight per shipment and length of haul grew 8.5%. Adjusted Operating Ratio of 99.6%

increased 540 basis points year-over-year due to the $18.0 million of adverse claim development noted above, which negatively impacted the Adjusted Operating Ratio by 570 basis points.
•Logistics — Revenue per load up 10.4% year-over-year while gross margin of 16.6% improved 110 basis points sequentially over fourth quarter levels on strengthening spot opportunities and as contractual pricing begins to be reset in a market that remains tight.
•Intermodal — Revenue grew 2.7% year-over-year as revenue per load grew 1.6% and load count improved 1.2% to the highest first quarter mark since 2021. Adjusted Operating Ratio improved 50 basis points year-over-year to 101.5%.
Our GAAP and non-GAAP results for the quarter include certain items that impact the comparability of year-over-year results. These items include a $12.2 million decrease in other income, net, a $9.5 million reduction in interest expense, a $7.6 million decrease in gain on sale, and an 18.4 percentage point decrease in the effective tax rate on our GAAP results year-over-year. Additionally, operating income for the current quarter includes $5.2 million of costs for the new accounts receivable securitization program whereas costs of the prior arrangement were reported in interest expense in prior quarters. Further and as noted above, the current quarter GAAP and non-GAAP results include $18.0 million of expense for claims development in our LTL business, primarily related to an adverse arbitration ruling on a 2022 claim, and $4.1 million of expense for an adverse decision on VAT reimbursement in Mexico for prior tax years. Finally, our GAAP results for the current quarter include impairment, legal accrual, severance, and restructuring charges totaling $2.2 million as compared to $0.3 million of impairment and legal accrual in the prior year quarter, each of which are excluded from our non-GAAP results as shown in the reconciliation schedules following this release.
Adam Miller, CEO of Knight-Swift, commented, "The first quarter had its challenges, but these were largely transitory and even bring some upside as the weather disruption exposed market tightness that has served to accelerate the pricing environment, and the spike in fuel prices adds one more headwind to truckload capacity. The truckload market continues to tighten, largely due to capacity, though some indications of improving demand are beginning to emerge. Broad truckload market indicators show improving trends for load tenders, tender rejections, and spot pricing. Our business is experiencing even stronger levels on these metrics, as our leading presence in the one-way market grows increasingly valuable to shippers. Developments in bid season continue to build momentum. We have shifted our bid targets to a range of high single to low double-digit percentage increases on current pricing activity, as compared to our low-to-mid single-digit target one quarter ago. While the pricing environment is improving, we are still seeing carrier failures, as the damage done over a prolonged downcycle is not quickly recovered, especially with the cash flow crunch brought on by the recent fuel spike.
"Beyond the truckload market, our LTL segment also saw challenges from winter weather, but we are encouraged by emerging seasonal freight patterns, steady progress on rate renewals, accelerating volume trends late in the quarter, and an improvement in weight per shipment for the first time in years as the freight mix continues to develop into our expanded terminal network. Our Logistics segment was impacted by the squeeze on gross margin that began in the fourth quarter and continued through the first quarter on contractually priced business. Additionally, pressure increased on gross margin as we further enhanced our already rigorous carrier qualification standards in response to a sharp increase in cargo thefts in the industry and the troubling carrier practices exposed by recent regulatory efforts. The upward pressure on purchased transportation costs was a further headwind to load acceptance during the quarter, but we expect this headwind will abate as we address pricing through ongoing bid activity. Our Intermodal segment was arguably the least disrupted by the weather and fuel issues in the quarter and is seeing positive developments with volumes in bid activity, though we expect the typical lag in pricing relative to the truckload market.
"We expect to build momentum in the coming months as more bids run their course and new pricing and volume awards are realized in the operating results, as we continue our cost and operational initiatives, and as we anticipate more spot and project opportunities than we have seen in recent years."

2

Other (Expense) Income — We recorded $1.2 million of expense within "Other (expense) income, net" in the first quarter of 2026, compared to $11.0 million of income in the first quarter of 2025. The net expense in the current period is a result of $5.2 million of write-downs of investments.
Income Taxes — The effective tax rate on our GAAP results was 7.0% for the first quarter of 2026, compared to 25.4% for the first quarter of 2025. The effective tax rate on our non-GAAP results was 28.0% for the first quarter of 2026, compared to 25.4% for the first quarter of 2025.
Dividend — On February 11, 2026, our board of directors declared a quarterly cash dividend of $0.20 per share of our common stock, which was an increase over our previous quarterly dividend of $0.18 per share. The dividend was payable to the Company's stockholders of record as of March 6, 2026, and was paid on March 23, 2026.

Segment Financial Performance
Truckload Segment

	Quarter Ended March 31,
	2026	2025	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$1,045,107	$1,048,083	(0.3%)
Operating income	$37,058	$44,600	(16.9%)
Adjusted Operating Income [1]	$38,859	$46,485	(16.4%)
Operating ratio	96.9%	96.3%	60	bps
Adjusted Operating Ratio [1]	96.3%	95.6%	70	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our diverse Truckload segment consists of our irregular route, dedicated, refrigerated, expedited, flatbed, and cross-border truckload operations across our brands with approximately 15,100 irregular route tractors and nearly 5,900 dedicated tractors.
The Truckload segment experienced a rapidly evolving market in the first quarter as freight market tightness became more evident. After unusually disruptive winter weather early in the quarter, most of this segment's operating fundamentals improved progressively through the quarter, including total miles, utilization, tender rejection rates, and revenue per mile, excluding fuel surcharge. The spike in fuel prices during March reduced the earnings contribution of the stronger miles. Truckload segment revenue, excluding fuel surcharge and intersegment transactions, was essentially flat year-over-year, as a 1.4% improvement in revenue per loaded mile, excluding fuel surcharge and intersegment transactions, largely offset a 1.8% decrease in loaded miles. Miles per tractor improved 1.2% year-over-year as a result of an increase in load tenders and our efforts to drive productivity. Adjusted Operating Income declined $7.6 million year-over-year, largely as a result of the $4.1 million charge for an adverse decision in VAT reimbursement as noted above, as well as the volume and cost headwinds from the severe winter weather and fuel escalation in the quarter. Strengthening rates and improvement in empty miles helped to largely offset these headwinds, allowing our Truckload segment to produce an Adjusted Operating Ratio that only deteriorated 70 basis points year-over-year. U.S. Xpress made further progress on operating efficiency and trailed the legacy brands in Adjusted Operating Ratio by approximately 300 basis points for the quarter.
The ongoing progress at U.S. Xpress is encouraging, and we expect this business will continue closing the gap in margin performance with our legacy brands as the market improves. We are focused on closely monitoring market pricing and demand development, intentionally deploying capacity, intensely managing costs, increasing our seated truck percentage, and enhancing utilization in order to maximize the opportunities provided by an improving market.

3

LTL Segment

	Quarter Ended March 31,
	2026	2025	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge	$313,136	$305,258	2.6%
Operating (loss) income	$(3,565)	$12,694	(128.1%)
Adjusted Operating Income [1]	$1,221	$17,721	(93.1%)
Operating ratio	101.0%	96.4%	460	bps
Adjusted Operating Ratio [1]	99.6%	94.2%	540	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our LTL segment experienced shipment volumes that generally followed muted seasonal patterns before improving late in the quarter while weight per shipment improved sequentially throughout the quarter to the highest average levels since our entry into this business in 2021. Length of haul also continues to grow as supported by our expanded network footprint. Our broader reach and coverage of new markets is helping us win business with new customers, gradually increase our industrial exposure, and transition our network and freight mix from regional to national. The improvement in freight mix helped to largely offset the negative impacts to volumes and costs from severe winter weather disruption in the quarter. Revenue, excluding fuel surcharge, grew 2.6% year-over-year as a 5.2% increase in weight per shipment and an 8.5% increase in length of haul offset a 1.0% decrease in shipments per day. Revenue per hundredweight, excluding fuel surcharge, fell 0.7%, driven by the increase in weight per shipment while renewal rates continue their recent trend of mid single-digit percentage increases. Revenue per shipment, excluding fuel surcharge, increased by 4.4% year-over-year. The Adjusted Operating Ratio was 99.6%, and Adjusted Operating Income decreased $16.5 million, primarily driven by the $18.0 million adverse claim development cited above, which negatively impacted the Adjusted Operating Ratio by 570 basis points. We are encouraged by the turnaround in shipment weights that had been slowly falling for the past few years and anticipate that the return of seasonal demand patterns will continue into the second quarter.
As previously noted, we expect our pace of facility expansion will be slower in 2026 than in the prior two years and believe ongoing bid events with new and existing customers will provide further opportunities to grow shipment volume, improve our freight mix, and drive operational efficiencies. Our near-term focus is to drive both revenue and margin expansion in the business through strong service, disciplined pricing, and cost efficiency. We continue to look for both organic and inorganic opportunities to geographically expand our footprint within the LTL market.
Logistics Segment

	Quarter Ended March 31,
	2026	2025	Change
	(Dollars in thousands)
Revenue	$127,608	$141,621	(9.9%)
Operating income	$3,623	$5,143	(29.6%)
Adjusted Operating Income [1]	$4,787	$6,307	(24.1%)
Operating ratio	97.2%	96.4%	80	bps
Adjusted Operating Ratio [1]	96.2%	95.5%	70	bps

1See GAAP to non-GAAP reconciliation in the schedules following this release.

4

The Logistics segment produced an Adjusted Operating Ratio of 96.2%, a 70 basis point degradation year-over-year as a reduction in industry capacity drove up purchased transportation costs and compressed gross margins during the quarter. Gross margin percent declined 150 basis points year-over-year but improved 110 basis points sequentially over the fourth quarter to 16.6% as strengthening spot opportunities helped offset pressure on contractually priced business. Revenue decreased 9.9% year-over-year, driven by a 18.9% decline in load count, partially offset by a 10.4% increase in revenue per load. We further enhanced our already rigorous screening practices to mitigate risk of cargo theft and non-compliant carriers, which aggravated the upward pressure on capacity costs and served as a headwind to load volumes in the first quarter. As contractual pricing is reset through bid season, we expect to improve load volumes at appropriate gross margins. We remain disciplined on price and diligent in carrier qualification to provide value to customers while maintaining profitability. We continue to leverage our power-only capabilities to complement our asset business, build a broader and more diversified freight portfolio, and to enhance the returns on our capital assets.
Intermodal Segment

	Quarter Ended March 31,
	2026	2025	Change
	(Dollars in thousands)
Revenue	$93,589	$91,103	2.7%
Operating loss	$(1,424)	$(1,812)	21.4%
Operating ratio	101.5%	102.0%	(50	bps)

The Intermodal segment grew revenue 2.7% and improved its operating ratio 50 basis points year-over-year as a 1.6% increase in revenue per load and a 1.2% increase in load count offset headwinds from winter weather in the quarter. Load count and revenue per load improved progressively throughout the quarter. We remain focused on delivering excellent service and driving appropriate returns through cost control, network balance, equipment utilization, and growing our load count with disciplined pricing.
All Other Segments

	Quarter Ended March 31,
	2026	2025	Change
	(Dollars in thousands)
Revenue	$81,202	$71,565	13.5%
Operating (loss) income	$(7,108)	$6,038	(217.7%)

All Other Segments include warehousing and support services provided to our customers, independent contractors, and third-party carriers, including equipment leasing, trailer parts manufacturing, insurance, equipment maintenance, and warranty services. All Other Segments also include certain corporate expenses (such as legal settlements and accruals, as well as $11.5 million in quarterly amortization of intangibles related to the 2017 merger between Knight and Swift and certain acquisitions). Additionally, beginning January 1, 2026, All Other Segments also includes the cost of our accounts receivable securitization program that was formerly reported in interest expense.
Revenue within our All Other Segments for the first quarter increased 13.5%. Operating results declined year-over-year to an operating loss partially due to the inclusion of $5.2 million of costs for the accounts receivable securitization program, startup costs on new contract awards in our warehousing business for which revenue is expected to ramp in the coming months, and the delay of warehousing project activity into the second and third quarters for which costs had already begun to be incurred.

5

Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses)

	Quarter Ended March 31,
	2026	2025	Change
	(In thousands)
Net cash provided by operating activities	$142,540	$109,429	$33,111
Net cash used in investing activities	(83,578)	(54,219)	(29,359)
Net cash used in financing activities	(68,124)	(76,303)	8,179
Net decrease in cash, restricted cash, and equivalents [1]	$(9,162)	$(21,093)	$11,931
Net capital expenditures	$(85,603)	$(39,438)	$(46,165)

1"Net decrease in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of March 31, 2026, we had a balance of $1.1 billion of unrestricted cash and available liquidity and $7.1 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $2.1 billion as of March 31, 2026. Free Cash Flow3 for the quarter ended March 31, 2026, was $56.9 million, reflecting $142.5 million in operating cash flows and $85.6 million of cash capital expenditures, net of disposal proceeds. From a financing perspective, during the quarter we paid down $33.3 million in finance lease liabilities and $41.4 million on operating lease liabilities. Additionally, we had $32.0 million of net borrowings on our 2025 Revolver and a net reduction of $23.0 million in the outstanding investment in the accounts receivable securitization program.
Equipment and Capital Expenditures — Gain on sale of operating assets was $7.9 million in the first quarter of 2026, compared to $15.5 million in the same quarter of 2025. The average age of the tractor fleet within our Truckload segment was 2.9 years in the first quarter of 2026, compared to 2.8 years in the same quarter of 2025. The average age of the tractor fleet within our LTL segment was 4.1 years in the first quarter of 2026 and 4.0 years in the same quarter of 2025. We expect net cash capital expenditures for full-year 2026 will be in the range of $600 million - $650 million, which is an update from the original projection of $625 million - $675 million. Our expected net cash capital expenditures primarily represent replacements of existing tractors and trailers and investments in our terminal network, driver amenities, and technology, and exclude acquisitions.
______________
3See GAAP to non-GAAP reconciliations in the schedules following this release.
Guidance — We expect that Adjusted EPS1 will range from $0.45 to $0.49 for the second quarter of 2026. In general, this guidance for the second quarter assumes current conditions remain stable, fuel price increases moderate, and we experience the typical seasonal build in the truckload and LTL markets. Our expected Adjusted EPS1 range is based on the current truckload, LTL, and general market conditions, recent trends, and the current beliefs, assumptions, and expectations of management, as follows:
Truckload
•Truckload Segment revenue, excluding fuel surcharge, up low single digit percent year-over-year with operating margins improving 100 - 200 basis points year-over-year for second quarter.
LTL
•LTL Segment revenue, excluding fuel surcharge, up low single digit percent year-over-year in second quarter, driven by mix and yield improvement, with shipment count relatively stable year-over-year,
•Adjusted Operating Ratio in low 90's for second quarter.
Logistics
•Logistics Segment revenue up low-to-mid single-digit percent year-over-year in second quarter,
•Adjusted Operating Ratio stable sequentially.

6

Intermodal
•Intermodal Segment load count up high single to low double-digit percent sequentially in second quarter,
•Adjusted Operating Ratio improving 150 - 250 basis points sequentially in second quarter.
All Other
•All Other Segments operating income, before including the $11.5 million quarterly intangible asset amortization, approximately $14 million to $18 million in second quarter, which includes approximately $5 million of AR securitization cost that was reported as interest expense in 2025.
Additional
•Gain on sale to be in the range of $12 million to $17 million in second quarter,
•Net interest expense fairly flat sequentially in second quarter,
•"Other income, net" below the line expected to be roughly $4 million to $5 million in second quarter,
•Net cash capital expenditures for full-year 2026 expected range of $600 million - $650 million,
•Expected effective tax rate on adjusted income before taxes of approximately 25.5% to 26.5% for second quarter and for full year 2026.
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS1 guidance.
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1Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.34 for full-year 2026), as well as non-cash impairments and certain other unusual items, if any.

Conference Call
Knight-Swift will host a conference call to discuss the earnings release, the results of operations, and other matters following its earnings press release on Wednesday, April 22, 2026, at 5:30 p.m. EDT. An online, real-time webcast of the quarterly conference call will be available on the Company's website at investor.knight-swift.com. Please note that since the call is expected to begin promptly as scheduled, you will need to join a few minutes before that time. Slides to accompany this call will also be posted on the Company’s website and will be available to download just before the scheduled conference call. To view the slides or listen to the webcast, please visit investor.knight-swift.com, "Knight-Swift Q1 2026 Earnings."

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleets, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
Adam Miller, Chief Executive Officer, Andrew Hess, Chief Financial Officer, or Brad Stewart, Treasurer & SVP Investor Relations: (602) 606-6349

Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," "design", ''focus," "outlook," "foresee," "will," "could," "should," "may," "feel", "goal," "opportunity," "continue," "remain," or similar expressions. Such statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, expenses, cash flows, dividends, share repurchases, leverage ratio, capital expenditures (including the nature and funding thereof), gain on sale, tax rates, capital structure, capital allocation, liquidity, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services, or growth strategies or opportunities; any statements regarding future economic, industry, or Company conditions, environment, or performance, including, without limitation, expectations regarding future trade policy or tariffs, supply or demand, volume, capacity, rates, costs, inflation, or seasonality; future performance or growth of any of our reportable segments, including expected revenues, costs, utilization, or rates within our Truckload segment, expected network, door count, volumes, capacity, revenue, costs, or margin within our LTL segment, expected freight portfolio, pricing, profitability, or return on capital assets within our Logistics segment, and expected pricing, costs, freight portfolio, equipment utilization, or volumes within our Intermodal segment; any statements under “Guidance”; and any statements of belief and any statement of assumptions underlying any of the foregoing.
Forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2025, and various disclosures in our press releases, stockholder reports, and Current Reports on Form 8-K. If the risks or uncertainties ever materialize, or the beliefs, assumptions, or expectations prove incorrect, our business and results of operations may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof, and we disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

8

Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Quarter Ended March 31,
	2026	2025
	(In thousands, except per share data)
Revenue:
Revenue, excluding truckload and LTL fuel surcharge	$1,638,032	$1,632,963
Truckload and LTL fuel surcharge	212,191	191,399
Total revenue	1,850,223	1,824,362
Operating expenses:
Salaries, wages, and benefits	728,698	721,659
Fuel	231,338	207,246
Operations and maintenance	128,473	132,372
Insurance and claims	109,157	92,225
Operating taxes and licenses	37,394	34,366
Communications	6,442	7,383
Depreciation and amortization of property and equipment	176,809	177,479
Amortization of intangibles	18,902	19,246
Rental expense	45,052	42,866
Purchased transportation	278,628	277,294
Impairments	882	28
Miscellaneous operating expenses	59,864	45,535
Total operating expenses	1,821,639	1,757,699
Operating income	28,584	66,663
Other (expenses) income:
Interest income	1,806	3,034
Interest expense	(30,729)	(40,203)
Other income (expense), net	(1,181)	11,038
Total other (expenses) income, net	(30,104)	(26,131)
(Loss) income before income taxes	(1,520)	40,532
Income tax (benefit) expense	(107)	10,303
Net (loss) income	(1,413)	30,229
Net loss attributable to noncontrolling interest	96	410
Net (loss) income attributable to Knight-Swift	$(1,317)	$30,639
Other comprehensive income	340	463
Comprehensive (loss) income	$(977)	$31,102

(Loss) Earnings per share:
Basic	$(0.01)	$0.19
Diluted	$(0.01)	$0.19

Dividends declared per share:	$0.20	$0.18

Weighted average shares outstanding:
Basic	162,426	161,974
Diluted	163,135	162,457

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2026	December 31, 2025
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$222,774	$220,420
Cash and cash equivalents – restricted	70,447	82,381
Trade receivables, net of allowance for doubtful accounts of $30,583 and $30,647, respectively	425,522	305,324
Contract balance – revenue in transit	12,570	9,642
Prepaid expenses	96,815	113,985
Assets held for sale	61,599	72,985
Income tax receivable	36,161	45,895
Other current assets	28,973	36,894
Total current assets	954,861	887,526
Property and equipment, net	4,659,856	4,717,725
Operating lease right-of-use assets	316,960	314,571
Goodwill	3,934,741	3,934,741
Intangible assets, net	1,916,594	1,935,699
Other long-term assets	163,744	165,174
Total assets	$11,946,756	$11,955,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$255,924	$200,835
Accrued payroll and purchased transportation	169,390	194,910
Accrued liabilities	55,849	66,638
Claims accruals – current portion	267,702	246,882
Finance lease liabilities and long-term debt – current portion	486,021	194,406
Operating lease liabilities – current portion	124,228	127,538
Total current liabilities	1,359,114	1,031,209
Revolving line of credit	658,000	626,000
Long-term debt – less current portion	706,023	1,027,793
Finance lease liabilities – less current portion	475,534	502,042
Operating lease liabilities – less current portion	212,925	207,788
Claims accruals – less current portion	374,188	359,546
Deferred tax liabilities	893,960	904,075
Other long-term liabilities	203,693	205,117
Total liabilities	4,883,437	4,863,570
Stockholders’ equity:
Common stock	1,625	1,623
Additional paid-in capital	4,489,172	4,480,725
Accumulated other comprehensive loss	(376)	(716)
Retained earnings	2,563,347	2,600,822
Total Knight-Swift stockholders' equity	7,053,768	7,082,454
Noncontrolling interest	9,551	9,412
Total stockholders’ equity	7,063,319	7,091,866
Total liabilities and stockholders’ equity	$11,946,756	$11,955,436

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Segment Operating Statistics (Unaudited)

Quarter Ended March 31,
2026	2025	Change
Truckload
Average revenue per tractor	$49,703	$47,838	3.9%
Non-paid empty miles percentage	13.2%	14.1%	(90)	bps
Average length of haul (miles)	375	372	0.8%
Miles per tractor	20,296	20,049	1.2%
Average tractors	21,027	21,909	(4.0%)
Average trailers [1]	82,288	85,928	(4.2%)

LTL [2]
Shipments per day	23,112	23,349	(1.0%)
Weight per shipment (pounds)	1,033	982	5.2%
Average length of haul (miles)	693	639	8.5%
Revenue per shipment	$223.81	$209.96	6.6%
Revenue xFSC per shipment	$189.52	$181.52	4.4%
Revenue per hundredweight	$21.67	$21.38	1.4%
Revenue xFSC per hundredweight	$18.35	$18.48	(0.7%)
Average tractors [3]	4,239	4,023	5.4%
Average trailers [4]	11,281	10,976	2.8%

Logistics
Revenue per load - Brokerage only	$2,160	$1,956	10.4%
Gross margin - Brokerage only	16.6%	18.1%	(150)	bps

Intermodal
Average revenue per load	$2,628	$2,587	1.6%
Load count	35,616	35,211	1.2%
Average tractors	595	622	(4.3%)
Average containers	12,511	12,546	(0.3%)

1First quarter 2026 and 2025 includes 8,950 and 9,336 trailers, respectively, related to leasing activities recorded within our All Other Segments. Starting with the fourth quarter of 2025, the Company is excluding its chassis trailers from its average trailer calculation. Prior period information has been recast for comparability.
2Operating statistics within the LTL segment exclude dedicated and other businesses.
3Our LTL tractor fleet includes 646 and 668 tractors from ACT's dedicated and other businesses for the first quarter of 2026 and 2025, respectively.
4Our LTL trailer fleet includes 1,309 and 1,015 trailers from ACT's dedicated and other businesses for the first quarter of 2026 and 2025, respectively.

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted Operating Expenses," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted Operating Expenses, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow, are not substitutes for their comparable GAAP financial measures, such as net (loss) income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
	2026	2025
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,850,223	$1,824,362
Total operating expenses	(1,821,639)	(1,757,699)
Operating income	$28,584	$66,663
Operating ratio	98.5%	96.3%

Non-GAAP Presentation
Total revenue	$1,850,223	$1,824,362
Truckload and LTL fuel surcharge	(212,191)	(191,399)
Revenue, excluding truckload and LTL fuel surcharge	1,638,032	1,632,963

Total operating expenses	1,821,639	1,757,699
Adjusted for:
Truckload and LTL fuel surcharge	(212,191)	(191,399)
Amortization of intangibles [2]	(19,042)	(19,628)
Impairments [3]	(882)	(28)
Legal accruals [4]	(600)	(261)
Severance [5]	(518)	—
Restructuring expense [6]	(200)	—
Adjusted Operating Expenses	1,588,206	1,546,383
Adjusted Operating Income	$49,826	$86,580
Adjusted Operating Ratio	97.0%	94.7%

1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017

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Merger, the ACT acquisition, the U.S. Xpress acquisition, and other acquisitions, as well as the non-cash amortization expense related to the fair value of favorable leases assumed in the DHE acquisition included within "Rental expense" in the condensed consolidated statements of comprehensive income.
3    "Impairments" reflects the non-cash impairment:
•First quarter 2026 reflects non-cash impairments related to certain intangible assets (within the All Other Segments) and assets held for sale (within the Truckload segment).
•First quarter 2025 reflects non-cash impairments related to certain real property leases (within the Truckload segment).
4    "Legal accruals" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect the following:
•First quarter 2026 legal expense reflects the net increased estimated exposure for accrued legal matters based on recent settlement agreements.
•First quarter 2025 legal expense reflects the increased estimated exposure for accrued legal matters based on recent settlement agreements.
5    "Severance expense" is included within "Salaries, wages, and benefits" in the condensed consolidated statements of comprehensive income.
6    "Restructuring expense" reflects costs incurred with the wind-down of Abilene Motor Express and is included within "Operations and maintenance" and "Miscellaneous operating expenses" in the condensed statements of comprehensive income.

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS [1]

	Quarter Ended March 31,
	2026	2025
	(Dollars in thousands, except per share data)
GAAP: Net (loss) income attributable to Knight-Swift	$(1,317)	$30,639
Adjusted for:
Income tax (benefit) expense attributable to Knight-Swift	(107)	10,303
(Loss) income before income taxes attributable to Knight-Swift	(1,424)	40,942
Amortization of intangibles [2]	19,042	19,628
Impairments [3]	882	28
Legal accruals [4]	600	261
Severance expense [5]	518	—
Restructuring expense [6]	200	—
Adjusted income before income taxes	19,818	60,859
Provision for income tax expense at effective rate [7]	(5,556)	(15,487)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$14,262	$45,372

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended March 31,
	2026	2025
GAAP: (Loss) earnings per diluted share	$(0.01)	$0.19
Adjusted for:
Income tax (benefit) expense attributable to Knight-Swift	—	0.06
(Loss) income before income taxes attributable to Knight-Swift	(0.01)	0.25
Amortization of intangibles [2]	0.12	0.12
Impairments [3]	0.01	—
Legal accruals [4]	—	—
Severance expense [5]	—	—
Restructuring expense [6]	—	—
Adjusted income before income taxes	0.12	0.37
Provision for income tax expense at effective rate [7]	(0.03)	(0.09)
Non-GAAP: Adjusted EPS	$0.09	$0.28

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net (loss) income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

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2Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 2.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 5.
6Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 6.
7For the first quarter of 2026, an adjusted effective tax rate of 28.0% was applied in our Adjusted EPS calculation to exclude certain discrete items. For the first quarter of 2025, an adjusted effective tax rate of 25.4% was applied in our Adjusted EPS calculation to exclude certain discrete items.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
Truckload Segment	2026	2025
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,202,166	$1,192,550
Total operating expenses	(1,165,108)	(1,147,950)
Operating income	$37,058	$44,600
Operating ratio	96.9%	96.3%
Non-GAAP Presentation
Total revenue	$1,202,166	$1,192,550
Fuel surcharge	(156,963)	(144,256)
Intersegment transactions	(96)	(211)
Revenue, excluding fuel surcharge and intersegment transactions	1,045,107	1,048,083

Total operating expenses	1,165,108	1,147,950
Adjusted for:
Fuel surcharge	(156,963)	(144,256)
Intersegment transactions	(96)	(211)
Amortization of intangibles [2]	(1,551)	(1,775)
Impairments [3]	(50)	(28)
Legal accruals [4]	—	(82)
Restructuring expense [5]	(200)	—
Adjusted Operating Expenses	1,006,248	1,001,598
Adjusted Operating Income	$38,859	$46,485
Adjusted Operating Ratio	96.3%	95.6%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions and the U.S. Xpress acquisition.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio – footnote 6.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended March 31,
LTL Segment	2026	2025
GAAP Presentation	(Dollars in thousands)
Total revenue	$368,364	$352,401
Total operating expenses	(371,929)	(339,707)
Operating (loss) income	$(3,565)	$12,694
Operating ratio	101.0%	96.4%
Non-GAAP Presentation
Total revenue	$368,364	$352,401
Fuel surcharge	(55,228)	(47,143)
Revenue, excluding fuel surcharge	313,136	305,258

Total operating expenses	371,929	339,707
Adjusted for:
Fuel surcharge	(55,228)	(47,143)
Amortization of intangibles [2]	(4,786)	(5,027)
Adjusted Operating Expenses	311,915	287,537
Adjusted Operating Income	$1,221	$17,721
Adjusted Operating Ratio	99.6%	94.2%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the ACT, MME, and DHE acquisitions, as well as the non-cash amortization expense related to the fair value of favorable leases assumed in the DHE acquisition.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income, Adjusted Operating Expenses, and Adjusted Operating Ratio [1] — (Continued)

	Quarter Ended March 31,
Logistics Segment	2026	2025
GAAP Presentation	(Dollars in thousands)
Revenue	$127,608	$141,621
Total operating expenses	(123,985)	(136,478)
Operating income	$3,623	$5,143
Operating ratio	97.2%	96.4%
Non-GAAP Presentation
Revenue	$127,608	$141,621

Total operating expenses	123,985	136,478
Adjusted for:
Amortization of intangibles [2]	(1,164)	(1,164)
Adjusted Operating Expenses	122,821	135,314
Adjusted Operating Income	$4,787	$6,307
Adjusted Operating Ratio	96.2%	95.5%

	Quarter Ended March 31,
Intermodal Segment	2026	2025
GAAP Presentation	(Dollars in thousands)
Revenue	$93,589	$91,103
Total operating expenses	(95,013)	(92,915)
Operating loss	$(1,424)	$(1,812)
Operating ratio	101.5%	102.0%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the U.S. Xpress and UTXL acquisitions.

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Non-GAAP Reconciliation (Unaudited):
Free Cash Flow [1]

Quarter Ended March 31, 2026

GAAP: Cash flows from operations	$142,540
Adjusted for:
Proceeds from sale of property and equipment, including assets held for sale	44,434
Purchases of property and equipment	(130,037)
Non-GAAP: Free cash flow	$56,937

1Pursuant to the requirements of Regulation G, this table reconciles GAAP cash flows from operations to non-GAAP Free Cash Flow.

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